Exhibit k.3

FORM OF SUB-ADMINISTRATION AGREEMENT

Agreement dated as of June 1, 2005 by and between Allianz Global Investors Fund Management, LLC, a Delaware limited liability company (the “Investment Manager”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”).

WHEREAS, the Investment Manager has entered into agreements concerning the provision of administrative services (“Administration Agreements”) with each of the investment companies and their funds/series portfolios identified on Schedule A hereto, as such Schedule A shall be amended from time to time (individually, each referred to herein as a “Fund” and collectively, as the “Funds”);

WHEREAS, the Investment Manager wishes to contract with the Sub-Administrator to provide certain administrative, accounting and compliance services with respect to the Funds, and the Sub-Administrator is willing to perform such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Investment Manager hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Funds for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

The Investment Manager shall notify the Sub-Administrator in writing if the Investment Manager wishes to retain the Sub-Administrator to act as sub-administrator for one or more newly-established series portfolios (each a “New Fund”), not then represented on Schedule A hereto. Upon written acceptance by the Sub-Administrator, such New Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Funds) may be modified with respect to each additional New Fund in writing by the Investment Manager and the Sub-Administrator at the time of the addition of the Fund.

2.	DELIVERY OF DOCUMENTS

The Investment Manager will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	Each Fund’s charter documents and by-laws;

b.	Each Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) and its current Prospectus(es) and Statement(s) of Additional Information and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the respective resolutions of the Boards of Trustees/Directors of each Fund (the “Board”) authorizing certain individuals on behalf of the Funds to give instructions to the Investment Manager pursuant to this Agreement.

d.	A copy of the applicable Administration Agreements between the Investment Manager and the Funds; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Investment Manager that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTMENT MANAGER

The Investment Manager represents and warrants to the Sub-Administrator that:

a.	It is a Delaware limited liability company, duly organized, existing and in good standing under the laws of Delaware;

b.	It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Investment Manager’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Investment Manager or any law or regulation applicable to it.

5.	ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, subject to the control, supervision, authorization and direction of the Investment Manager and, in each case where appropriate, the review and comment by the Fund’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Investment Manager and the Sub-Administrator:

a.	Prepare for review and approval by an officer of the Fund, the Funds’ draft financial statements (including tax footnote disclosures where applicable) to be incorporated within the Funds’ semi-annual and annual shareholder reports and support the Investment Manager’s completion and filing of Form N-CSR; the Funds’ draft schedules of investments and related footnotes for the first and third fiscal quarter ends to support the Investment Manager’s completion and filing of FormN-Q;

b.	Support the audit of the Funds’ financial statements by the Funds’ independent accountants, including the preparation of supporting audit workpapers and other schedules, as maybe reasonably requested;

c.	Prepare for review by an officer of the Fund, the Funds’ periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR; Sub-Administrator to file Form N-SAR upon receipt of written approval to file Form N-SAR;

d.	Prepare and disseminate standard vendor survey information as may be mutually agreed upon;

e.	Prepare for review by an officer of the Fund, the Funds’ standard industry year-end supplemental tax information for Fund shareholders (beginning with calendar year-end 2005). Standard information commonly includes: income by state for muni-bond funds, percent of income from U.S. government obligations, and percent of assets in U.S. Government obligations (Florida intangible tax information).

The Sub-Administrator shall perform such other services for the Investment Manager that are mutually agreed to by the parties from time to time, for which the Investment Manager will pay such fees as may be mutually agreed upon in writing, including the Sub-Administrator’s pre-approved reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Investment Manager such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable within thirty (30) days of receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable within thirty (30) days of receipt of a termination invoice. In addition, the Investment Manager shall reimburse the Sub-Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement upon presentation of an itemized invoice documenting such expenses. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Investment Manager agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Investment Manager through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Investment Manager’s behalf at the Investment Manager’s request. All expenses referenced in this section must be pre-approved in writing by the Investment Manager and itemized and invoiced promptly by the Sub-Administrator. Any reasonable requests by the Sub-Administrator to the Investment Manager under this section will not be unreasonably withheld. Any equipment purchased at the direction for or on behalf of the Investment Manager pursuant to this Section will be the property of the Investment Manager.

The Investment Manager or the Funds, as applicable, will bear all expenses that are incurred in its operation and not specifically assumed by the Sub-Administrator.

The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Investment Manager for the acts and omissions of any such person or persons as it is for its own acts and omissions. The expense associated with any such employment or association shall be borne by Sub-Administrator and shall not be eligible for reimbursement by the Investment Manager.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Funds or to the Investment Manager for instructions and upon prior written notice to the Investment Manager, outside counsel for the Funds or the independent accountants for the Funds or the Investment Manager at the expense of the Investment Manager, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be liable, and shall be indemnified by the Investment Manager, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons, subject to the standard of care expressed in this Agreement. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the applicable Fund or the Investment Manager. Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received. Nothing is this paragraph is intended to restrict Sub-Administrator’s right to seek advice from its own legal counsel at Sub-Administrator’s own expense.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Funds or the Investment Manager insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder solely in reliance upon records that were maintained for the Funds or the Investment Manager by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator for the Funds. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence, bad faith or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event unless otherwise agreed to in writing by the parties, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Funds and the services provided under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Funds and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Funds or the Investment Manager including, but not limited to, any liability relating to qualification of the Funds as regulated investment companies or any liability relating to the Funds’ compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2005 shall be the date of this Agreement through December 31, 2005, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2006 and terminating on December 31, 2006 shall be the date of this Agreement through December 31, 2005, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Investment Manager shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with any action or omission by the Sub-Administrator in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Funds or the Investment Manager or upon reasonable reliance on information or records given or made by the Funds or the Investment Manager or the Funds respective investment adviser or sub-adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The Sub-Administrator understands and agrees that the records and accounts relating to the Funds are not the property of the Sub-Administrator. The Sub-Administrator agrees to preserve the confidentiality of any and all records, material and information (including, but not limited to, any non-public personal information, as defined by Regulation S-P, regarding any customer) furnished by the Investment Manager or the Funds in connection with this Agreement, except as compelled by regulatory inquiry or court order or as otherwise required by law, or, alternatively, with the prior written consent of the applicable Fund. The Sub-Administrator agrees to use reasonable precautions to protect and prevent against the unintentional disclosure of confidential information.

The Sub-Administrator understands and agrees: (1) that the Funds’ “Confidential Portfolio Information” is the confidential property of the Funds and may not be used for any purpose except in connection with the provision of services to the Funds and, in particular, such information may not be traded upon by the Sub-Administrator or any of its employees; (2) to limit access to non-public portfolio holdings information to the Sub-Administrator’s employees and agents who are subject to a duty to keep and treat such information as confidential; and (3) that upon written request from the Fund, the Sub-Administrator shall promptly return or destroy the non-public portfolio holdings information. Sub-Administrator agrees and acknowledges that any negligent dissemination of information reasonably deemed to be confidential, may cause the Investment Manager or the Funds harm. Accordingly, the Investment Manager or the Funds will be entitled to seek action to remedy any negligent dissemination of such confidential information by Sub-Administrator.

This foregoing Section 9 applies to any person or persons employed or associated with the Sub-Administrator pursuant to Section 6 of this Agreement.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Funds shall at all times remain the property of the respective Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains for the Funds pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form.

11.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator to the Funds are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Funds or the Investment Manager from time to time, have no authority to act or represent the Funds or the Investment Manager, respectively in any way or otherwise be deemed an agent of the Funds or the Investment Manager.

12.	TERM, TERMINATION AND AMENDMENT

(a)	This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of three (3) years from the effective date (the “Initial Term”) and shall automatically continue in full force and effect after such Initial Term unless either party terminates this Agreement by written notice to the other party at least one hundred twenty (120) days prior to the expiration of the initial term. After the Initial Term, either party may terminate the Agreement upon at least one hundred twenty (120) days prior written notice to the other party.

(b)	During the Initial Term, this Agreement may be terminated only (i) immediately by provision of a notice of nonrenewal as set forth above, (ii) immediately by mutual written agreement of the parties, or (iii) for “cause,” as defined below.

For purposes of this Agreement, “cause” shall mean (a) a material breach (including non-payment of fees or expenses by the Investment Manager) of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

In addition, during the initial term, the Agreement may be terminated via the provisions set forth below, if the Sub-Administrator’s conduct hereunder has fallen below the standard of reasonable care and all parties hereto have been unable to agree upon a “Plan” or “Revised Plan” (as such terms are hereinafter defined) within the timeframes and upon the notices set forth below in this Section.

In the event that the Investment Manager reasonably believes that the Sub-Administrator’s conduct hereunder has fallen below the standard of reasonable care in any particular calendar quarter (the “First Quarter”), then upon the Investment Manager’s written notice to the Sub-Administrator prior to the end of such First Quarter, the Sub-Administrator must, within 30 days of the end of such First Quarter, present the Investment Manager with a written plan to address the Trust’s concerns (the “Plan”) during the calendar quarter immediately following the First Quarter. Within 15 days following its receipt of the Sub-Administrator’s Plan, the Investment Manager shall either accept the Plan or notify the Sub-Administrator that it has rejected the Plan. In the event that the Investment Manager has so rejected the Plan, the Sub-Administrator must present a revised Plan (the “Revised Plan”) to the Investment Manager within 30 days of the Investment Manager’s rejection of the originally submitted Plan. Within 15 days following its receipt of the Sub-Administrator’s Revised Plan, the Investment Manager shall either accept the Revised Plan or notify the Sub-Administrator that the Revised Plan has not been accepted. In the event that the Investment Manager has so rejected the Revised Plan, the affected parties may act reasonably and in good faith to seek to agree on a further Revised Plan, or the Investment Manager may, upon sixty days written notice to the Sub-Administrator, terminate this Agreement.

(c)	Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund. Should the Investment Manager provide notice to the Sub-Administrator and terminate with respect to one or more of the Funds as set forth herein, the Sub-

17.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

20.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(SEE NEXT PAGE FOR SIGNATURES)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:	Brian Shlissel
Title:	Executive Vice President

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Allen Strain
Title:	Senior Vice President

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A – Listing of Funds

June 1, 2005

Allianz Funds: Multi-Manager Series

•	AMM Asset Allocation Fund

•	CCM Capital Appreciation Fund

•	CCM Mid-Cap Fund

•	NACM Flex-Cap Value Fund

•	NACM Global Fund

•	NACM Growth Fund

•	NACM International Fund

•	NACM Pacific Rim Fund

•	NFJ Dividend Value Fund

•	NFJ International Value Fund

•	NFJ Large-Cap Value Fund

•	NFJ Small-Cap Value Fund

•	OCC Core Equity Fund

•	OCC Renaissance Fund

•	OCC Value Fund

•	PEA Growth Fund

•	PEA Growth and Income Fund

•	PEA Opportunity Fund

•	PEA Target Fund

•	RCM Biotechnology Fund

•	RCM Global Healthcare Fund

•	RCM Global Small-Cap Fund

•	RCM Global Technology Fund

•	RCM International Growth Equity Fund

•	RCM Large-Cap Growth Fund

•	RCM Mid-Cap Fund

•	RCM Targeted Core Growth Fund

Fixed Income Shares

•	Series C

•	Series M

•	Series R

Nicholas-Applegate International & Premium Strategy Fund

PIMCO Municipal Income Fund

PIMCO New York Municipal Income Fund

PIMCO California Municipal Income Fund

PIMCO Municipal Income Fund II

PIMCO New York Municipal Income Fund II

PIMCO California Municipal Income Fund II

PIMCO Floating Rate Income Fund

PIMCO Floating Rate Strategy Fund

PIMCO Municipal Income Fund III

PIMCO New York Municipal Income Fund III

PIMCO California Municipal Income Fund III

PIMCO Corporate Income Fund

PIMCO Corporate Opportunity Fund

PIMCO High Income Fund

PIMCO Global StocksPLUS & Income Fund

Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, NY 10105-4800

January 16, 2007

State Street Bank and Trust Company

Legal Department, LCC/6

Two Avenue de Lafayette

Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Sub-Administration Agreement between us dated as of June 1, 2005 (the “Agreement”). Pursuant to the Agreement, this letter is to provide notice of the fund changes listed below.

Additions:

Allianz RCM Global Eco Trends Fund

In accordance with the Additional Funds provisions of Section 1 of the Agreement, we request that you act as Sub-Administrator with respect to the fund changes. A current Schedule A to the agreement is attached hereto.

Please indicate your acceptance of the foregoing by executing four copies of this Agreement, returning one to the Fund and retaining three copies for your records.

Very truly yours,

Allianz Global Investors Fund Management LLC

By:
Name:	Brian Shlissel
Title:	Executive Vice President

Accepted:

State Street Bank and Trust Company

By:
Name:	Mark Nicholson
Title:	Vice President

ADMINISTRATION AGREEMENT

January 16, 2007

SCHEDULE A

Listing of Investment Funds

Allianz Funds: Multi-Manager Series

•	CCM Capital Appreciation Fund

•	CCM Emerging Companies Fund

•	CCM Focused Growth Fund

•	CCM Mid-Cap Fund

•	NACM Emerging Markets Opportunities Fund

•	NACM Flex-Cap Value Fund

•	NACM Global Fund

•	NACM Growth Fund

•	NACM International Fund

•	NACM Pacific Rim Fund

•	NFJ Dividend Value Fund

•	NFJ International Value Fund

•	NFJ Large-Cap Value Fund

•	NFJ Mid-Cap Value Fund

•	NFJ Small-Cap Value Fund

•	Allianz Global Investors Multi-Style Fund

•	OCC Core Equity Fund

•	OCC Equity Premium Strategy Fund

•	OCC Growth Fund

•	OCC International Equity Fund

•	OCC Opportunity Fund

•	OCC Renaissance Fund

•	OCC Target Fund

•	OCC Value Fund

•	RCM Biotechnology Fund

•	RCM Financial Services Fund

•	RCM Global Resources Fund

•	RCM Global Small-Cap Fund

•	RCM Healthcare Fund

•	RCM International Growth Equity Fund

•	RCM Large-Cap Growth Fund

•	RCM Mid-Cap Fund

•	RCM Small-Cap Growth Fund

•	RCM Strategic Growth Fund

•	RCM Technology Fund

Fixed Income Shares

•	Series C

•	Series M

•	Series R

Nicholas-Applegate International & Premium Strategy Fund

PIMCO Municipal Income Fund

PIMCO New York Municipal Income Fund

PIMCO California Municipal Income Fund

PIMCO Municipal Income Fund II

PIMCO New York Municipal Income Fund II

PIMCO California Municipal Income Fund II

PIMCO Floating Rate Income Fund

PIMCO Floating Rate Strategy Fund

PIMCO Municipal Income Fund III

PIMCO New York Municipal Income Fund III

PIMCO California Municipal Income Fund III

PIMCO Corporate Income Fund

PIMCO Corporate Opportunity Fund

PIMCO High Income Fund

PIMCO Global StocksPLUS & Income Fund

RCM Global Eco Trends Fund